                                                                     EXHIBIT 2.6

                       FORM OF CORPORATE RIGHTS AGREEMENT

        This Corporate Rights Agreement (this "Agreement") is made and entered into as of _______, 1999 (the "Effective Date") by and among HNC Software Inc., a Delaware corporation ("HNC"), and Retek Inc., a Delaware corporation ("Retek") and, solely for purposes of Section 4.5 and Article V hereof, Retek Information Systems, Inc., a Delaware corporation that is a wholly-owned subsidiary of Retek ("RIS").

                                    RECITALS

        A. HNC owns all of the outstanding shares of Common Stock, par value $0.01 per share of Retek ("Common Stock").

        B. The parties are contemplating the possibility that Retek may issue shares of its Common Stock in an initial public offering of such Common Stock registered under the Securities Act of 1933, as amended (the "Initial Public Offering").

        C. The parties desire to enter into this Agreement pursuant to a Separation Agreement among themselves dated as of ________, 1999 (the "Separation Agreement") in order to set forth their agreement regarding (i) HNC's rights to purchase additional shares of Common Stock of Retek upon any issuance of Capital Stock to any Person in order to permit HNC to own at least the Minimum Ownership Percentage of the Capital Stock of Retek, (ii) certain rights of HNC with respect to the governance of Retek and RIS, (iii) the grant to HNC of certain registration rights with respect to the Common Stock (and any other securities issued in respect thereof or in exchange therefor) held by HNC, and (iv) certain representations, warranties, covenants and agreements that will continue in effect so long as Retek is a subsidiary of HNC.

                                    AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, HNC, Retek and RIS, for themselves, their successors, and assigns, hereby agree as follows:

                             ARTICLE I: DEFINITIONS

        1.1 Definitions. As used in this Agreement, the following terms will have the following meanings, applicable both to the singular and the plural forms of the terms described:

        "Action" has the meaning ascribed thereto in Section 4.5(o).

        "Additional Securities" has the meaning ascribed thereto in Section 3.1(d).

        "Affiliate" means, with respect to a given Person, any Person controlling, controlled by or under common control with such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to vote a majority of the securities having voting power for the election of directors (or other Persons acting in similar capacities) of such Person or otherwise to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

        "Agreement" has the meaning ascribed thereto in the preamble hereto, as such agreement may be amended and supplemented from time to time in accordance with its terms.

        "Annual Business Plan and Budget" has the meaning ascribed thereto in
Section 4.8.

        "Applicable Stock" means at any time the (i) shares of Common Stock owned by the HNC Entities that were owned on the Effective Date, to the extent then owned by any HNC Entity, plus (ii) shares of Common Stock purchased by the HNC Entities pursuant to Article II of this Agreement, plus (iii) shares of Common Stock that were issued to HNC Entities in respect of shares described in either clause (i) or clause (ii) of this sentence in connection with any conversion of such shares or any reclassification, share combination (including any reverse stock split), share subdivision (including any stock split), share dividend, share exchange, merger, consolidation or similar transaction or event.

        "Capital Stock" means (i) in the case of a corporation, corporate stock (including without limitation, common stock, preferred stock and rights, options, warrants or any securities convertible into or ultimately exchangeable or exercisable for common or preferred stock), (ii) in the case of an association, limited liability company or other non-corporate business entity, any and all shares, interests, memberships, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        "Common Stock" has the meaning ascribed thereto in the recitals.

        "Disadvantageous Condition" has the meaning ascribed thereto in Section 3.1(a).

        "Distribution" means the pro rata distribution by HNC to its stockholders of the shares of Common Stock of Retek owned by HNC in one or more transactions occurring after the Initial Public Offering, whenever (and if ever) such transaction(s) shall occur, in HNC's sole discretion.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute.

        "HNC Entities" means HNC, its Subsidiaries and any Parent of HNC (other than Subsidiaries that constitute Retek Entities), and "HNC Entity" shall mean any of the HNC Entities.

        "HNC Ownership Reduction" means any decrease at any time in the Ownership Percentage to less than eighty percent (80%).

        "Holder" means HNC, the other HNC Entities and any Transferee.

        "Holder Securities" has the meaning ascribed thereto in Section 3.2(b).

        "Initial Public Offering" has the meaning ascribed thereto in the recitals to this Agreement.

        "Initial Public Offering Date" means the date of completion of the initial sale of Common Stock by Retek in the Initial Public Offering.

        "Issuance Event" has the meaning ascribed thereto in Section 2.2.

        "Issuance Event Date" has the meaning ascribed thereto in Section 2.2.

        "Market Price" of any shares of Common Stock (or other Capital Stock) on any date means (i) the average of the last sale price of such shares on each of the five (5) trading days immediately preceding such date on the Nasdaq National Market or, if such shares are not listed or quoted thereon, on the principal national securities exchange or automated interdealer quotation system on which such shares are traded or (ii) if such sale prices are unavailable or such shares are not so traded, the value of such shares on such date determined in accordance with agreed-upon procedures reasonably satisfactory to Retek and HNC.

        "Minimum Ownership Percentage" means the ownership of such number of:
(i) shares of Capital Stock of Retek to the extent, and only to the extent, necessary for HNC to maintain all of the following: (a) control of Retek (within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended (the "Code")); (b) the status of Retek as a member of the affiliated group of corporations (within the meaning of Section 1504 of the Code) of which HNC is the common parent, provided such status has theretofore been maintained; and (c) HNC's then-existing Ownership Percentage; and (ii) shares of any non-voting Capital Stock of Retek to the extent, and only to the extent, necessary to own eighty percent (80%) of each outstanding class of such stock.

        "Option" has the meaning ascribed thereto in Section 2.1(a).

        "Option Notice" has the meaning ascribed thereto in Section 2.2.

        "Other Securities" has the meaning ascribed thereto in Section 3.2.

        "Ownership Percentage" means, at any time, the fraction, expressed as a percentage and rounded to the next highest thousandth of a percent, whose numerator is the aggregate Value of the Applicable Stock and whose denominator is the aggregate Value of all the then outstanding shares of Capital Stock of Retek. For purposes of this definition, "Value" means, with respect to any share of stock, the value of such share determined by HNC under principles applicable for purposes of Section 1504 of the Code.

        "Parent" means any corporation (other than HNC) in an unbroken chain of corporations ending with HNC if each of such corporations other than HNC owns stock representing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

        "Person" means any individual, partnership, limited liability company, joint venture, corporation, trust, association, unincorporated organization, government (and any department or agency thereof) or other entity.

        "register", "registration" and "registered" means a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement.

        "Registrable Securities" means shares of Common Stock and any stock or other securities into which or for which such Common Stock may now or hereafter be changed, converted or exchanged and any other shares or securities of Retek issued to any Holder or any Holder's permitted successors and assigns (or such shares or other securities into which or for which such shares are so changed, converted or exchanged) upon any reclassification, share combination, share subdivision, share dividend, share exchange, merger, consolidation or similar transaction or event or pursuant to the exercise of the Option. As to any particular Registrable Securities, such Registrable Securities shall cease to be Registrable Securities when (i) a registration statement with respect to the sale of Registrable Securities by the Holder thereof shall have been declared effective under the Securities Act and such Registrable Securities shall have been disposed of in accordance with such registration statement, (ii) such Registrable Securities are sold by a person in a transaction in which the rights under the provisions of this Agreement are not assigned, (iii) such Registrable Securities are sold pursuant to Rule 144 promulgated under the Securities Act,
(iv) such Registrable Securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by Retek and subsequent disposition of them shall not require registration or qualification of them under the Securities Act or any state securities or blue sky law then in effect or (v) such Registrable Securities shall have ceased to be outstanding.

        "Registration Expenses" means any and all expenses incident to performance of or compliance with any registration of securities pursuant to
Article III, including, without limitation, (i) the fees, disbursements and expenses of Retek's counsel and accountants; (ii) all expenses, including filing fees, in connection with the preparation, printing and filing of the registration statement, any preliminary prospectus or final prospectus, any other offering document and amendments and supplements thereto and the mailing and delivering of copies thereof to any underwriters and dealers; (iii) the cost of printing or producing any agreements among underwriters, underwriting agreements and blue sky or legal investment memoranda, any selling agreements and any other documents in connection with the offering, sale or delivery of the securities to be disposed of; (iv) all expenses in connection with the qualification of the securities to be disposed of for offering and sale under state securities laws, including the fees and disbursements of counsel for the underwriters in connection with such qualification and in connection with any blue sky and legal investment surveys; (v) the filing fees incident to securing any required review by the National Association of Securities Dealers, Inc. of the terms of the sale of the securities to be disposed of; (vi) transfer agents', depositories' and registrars' fees and expenses and the fees and expenses of any other agent or trustee appointed in connection with such offering; (vii) all security engraving and security printing expenses; (viii) all fees and expenses payable in connection with the listing of the securities on any securities exchange or automated interdealer quotation system or the rating of such securities; and (ix) any other fees and disbursements of underwriters customarily paid by the sellers of securities, but excluding underwriting discounts and commissions and transfer taxes, if any.

        "Retek Entities" means Retek and its Subsidiaries, and "Retek Entity" shall mean any of the Retek Entities.

        "Retek Securities" has the meaning ascribed thereto in Section 3.2(b).

        "Rule 144" means Rule 144 (or any successor rule to similar effect) promulgated under the Securities Act.

        "Rule 415 Offering" means an offering on a delayed or continuous basis pursuant to Rule 415 (or any successor rule to similar effect) promulgated under the Securities Act.

        "SEC" means the United States Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended, or any successor statute.

        "Selling Holder" has the meaning ascribed thereto in Section 3.4(a).

        "Special Transaction" has the meaning ascribed thereto in Section 4.5.

        "Subsidiary" means, as to any Person, any partnership, limited liability company, joint venture, corporation, trust, association, unincorporated organization or other business entity of which more than fifty percent (50%) of the voting capital stock or other voting ownership interests is owned or controlled, directly or indirectly, by such Person or by one or more of the Subsidiaries of such Person or by a combination thereof. "Subsidiary," when used with respect to HNC or Retek, shall also include any other entity affiliated with HNC or Retek, as the case may be, that HNC and Retek may hereafter agree in writing shall be treated as a "Subsidiary" of HNC or Retek, as the case may be, for the purposes of this Agreement.

        "Transferee" has the meaning ascribed thereto in Section 3.8.

        1.2. Internal References. Unless the context indicates otherwise, references to Articles, Sections and paragraphs shall refer to the corresponding articles, sections and paragraphs in this Agreement and references to the parties shall mean the parties to this Agreement.

                               ARTICLE II: OPTIONS

        2.1. Options.

            (a) Retek hereby grants to HNC, on the terms and conditions set forth herein, a continuing right (the "Option") to purchase from Retek from time to time such number of shares of the Common Stock as is necessary to allow the HNC Entities to maintain the Minimum Ownership Percentage of the Capital Stock of Retek. The Option shall be assignable, in whole or in part and from time to time, by HNC to any HNC Entity. The exercise price for the shares of Common Stock purchased pursuant to the Option shall be the Market Price of the Common Stock as of the date of first delivery of the applicable notice of exercise of the Option by HNC (or its permitted assignee hereunder) to Retek. The exercise price of the Option will be payable in cash as provided in Section 2.3.

            (b) The provisions of Section 2.1(a) hereof notwithstanding, the Option granted pursuant to Section 2.1 shall not apply and shall not be exercisable in connection with the issuance by Retek of any shares of Common Stock pursuant to any stock option or other executive or employee benefit or compensation plan maintained by Retek, so long as, from and after the Effective Date and prior to the issuance of such shares, Retek has repurchased from stockholders and not subsequently reissued a number of shares equal or greater to the number of shares to be issued in any such issuance.

        2.2. Notice. At least twenty (20) business days prior to the earlier of
(a) the issuance of any shares of Capital Stock (other than in connection with the Initial Public Offering, including the full exercise of all underwriters' over-allotment options and other than issuances of Capital Stock to any HNC Entity), or (b) the first date on which any event could occur that, in the absence of a full or partial exercise of the Option, would result in an HNC Ownership Reduction, Retek will notify HNC in writing (an "Option Notice") of any plans it has to issue such shares and the date on which such event could first occur. Each Option Notice must specify (a) the date on which Retek intends to issue such additional shares or on which such event could first occur (such issuance or event being referred to herein as an "Issuance Event" and the date of such issuance or event as an "Issuance Event Date"), (b) the number of shares Retek intends to issue or may issue and, (c) the other terms and conditions of such Issuance Event.

        2.3. Option Exercise and Payment. The Option may be exercised by HNC (or any HNC Entity to which all or any part of the Option has been assigned) for a number of shares equal to or less than the number of shares that are necessary for the HNC Entities to maintain, in the aggregate, the Minimum Ownership Percentage. Each Option may be exercised at any time after the delivery of an Option Notice and prior to an Issuance Event Date by the delivery to Retek by HNC or any HNC entity of a written notice (the "Exercise Notice") to such effect specifying (i) the number of shares of Common Stock to be purchased by HNC or any of the HNC Entities upon such exercise of the Option and (ii) a calculation of the exercise price for such shares. Upon any such exercise of the Option, Retek will, prior to the Issuance Event Date, deliver to HNC (or any HNC Entity who is exercising the Option or who is designated by HNC), against payment therefor, certificates (issued in the name of HNC or its permitted assignee hereunder or as directed by HNC) representing the shares of Common Stock being purchased upon such exercise. If after the receipt of an Option Notice and prior to the corresponding Issuance Event Date, HNC delivers to Retek an Exercise Notice, Retek shall deliver the certificates for the shares of Common Stock being purchased prior to the applicable Issuance Event Date. Payment for such shares shall be made, on the date of delivery of such certificates, by wire transfer or intrabank transfer of immediately-available funds to such account as shall be specified by Retek, for the full purchase price for such shares.

        2.4. Effect of Failure to Exercise. Except as provided in Section 2.6, any failure by HNC to exercise the Option in full shall not affect HNC's right to thereafter exercise the Option at any time in the future.

        2.5. Initial Public Offering. Notwithstanding the foregoing, HNC shall not be entitled to exercise the Option in connection with the Initial Public Offering of the Common Stock by Retek if, upon the completion of the Initial Public Offering, including the full exercise of all underwriters' over-allotment options, HNC owns at least the Minimum Ownership Percentage (without regard to clause (i)(c) of the definition of the Minimum Ownership Percentage).

        2.6. Termination of Option. The Option shall terminate upon the occurrence of any Issuance Event that results in HNC's Ownership Percentage being less than fifty percent (50%), other than any Issuance Event consummated in violation of this Agreement. Any portion of the Option assigned to any HNC Entity other than HNC, also shall terminate in the event that the Person to whom such portion of the Option has been transferred, ceases to be a HNC Entity for any reason whatsoever. If Retek fails to deliver any Option Notice on a timely basis as required by Section 2.2, then the Option shall remain exercisable with respect to the Issuance Event that triggered such right to exercise the Option until such time as an Option Notice is provided to HNC and twenty (20) business days elapse after HNC's receipt of such Option Notice without exercise of the Option.

                        ARTICLE III: REGISTRATION RIGHTS

        3.1. Demand Registration - Registrable Securities.

            (a) Upon written notice provided to Retek at any time after the Initial Public Offering Date from any Holder of Registrable Securities requesting that Retek effect the registration under the Securities Act of any or all of the Registrable Securities held by such Holder, which notice shall specify the intended method or methods of disposition of such Registrable Securities and whether the Holders wish such registration to be a Rule 415 Offering (the "Demand Notice"), Retek shall use its best efforts to promptly effect the registration under the Securities Act and applicable state securities laws of such Registrable Securities for disposition in accordance with the intended method or methods of disposition stated in such Demand Notice (including in a Rule 415 Offering, if Retek is then eligible to register such Registrable Securities on Form S-3, or a successor form, for such offering); provided that:

                (i) with respect to any registration statement filed, or to be filed, pursuant to this Section 3.1, if Retek shall furnish to the Holders of Registrable Securities that have made such request (within three (3) business days after Retek's receipt of the Demand Notice) a certified resolution of the Board of Directors of Retek (adopted by the affirmative vote of a majority of the directors not designated by the HNC Entities) stating that in the Board of Directors' good faith judgment it would be significantly disadvantageous to Retek, because of the existence of, or in anticipation of, any acquisition or financing activity, or the unavailability, for reasons beyond Retek's reasonable control, of any financial statements required to effect such requested registration, or any other event or condition of similar significance to Retek (a "Disadvantageous Condition"), for such a registration statement to be maintained effective, or to be filed and become effective at such time, and setting forth the general reasons for such judgment, then, (a) in the event no registration statement has yet been filed, Retek shall be entitled not to file any such registration statement, or (b) in the event a registration statement covering the disposition of the Registrable Securities is then filed and declared effective, the Holders will not sell Registrable Securities under such registration statement until such Disadvantageous Condition no longer exists (at which time Retek shall promptly deliver notice to such Holders that such Disadvantageous Condition no longer exists). Upon receipt of any such notice of a Disadvantageous Condition, such Holders shall forthwith discontinue use of the prospectus contained in such registration statement and, if so directed by Retek, each such Holder will deliver to Retek all copies (other than permanent file copies then in such Holder's possession) of the prospectus then covering such Registrable Securities that is current at the time of receipt of such notice and Retek shall promptly amend such prospectus as necessary to enable the Holders to sell their Registrable Securities under the registration statement at any time that they are permitted to do so under the provisions of this Agreement, provided, that notwithstanding the foregoing, the filing of any such registration statement may not be delayed, nor may sales or other dispositions of Registrable Securities by Holders under a registration statement be prevented, for a period in excess of ninety (90) consecutive days (or until such earlier time as the Disadvantageous Condition no longer exists) due to the occurrence of any particular Disadvantageous Condition and no more than one resolution regarding Disadvantageous Conditions may be made by the Board of Directors of Retek in any twelve (12) month period; and

                (ii) the Holders of Registrable Securities shall not have the right to exercise registration rights pursuant to this Section 3.1 within (A) the 180-day period following the effective date of the registration statement for the Initial Public Offering or (B) the 60-day period following the effective date of any subsequent registration pursuant to the exercise of the registration rights provided in this Section 3.1 in which the Holders of Registrable Securities were allowed to include ten percent (10%) of their Registrable Securities;

                (iii) the Holders of Registrable Securities shall have the right to request that Retek effect a registration of their Registrable Securities pursuant to this Section 3.1 on not more than two (2) separate registrations during any twelve (12) month period, excluding any prior exercises of such rights that are not deemed to have been effected pursuant to Section 3.1(b). The priority of exercise for such rights shall be allocated among the Holders in such manner as the Holders may agree. If Registrable Securities relating to different Request Notices delivered by more than one Holder are registered under the same registration statement, such offering shall be deemed to be a single exercise of demand rights by the first Holder to deliver a Request Notice and the filing of only one registration statement for purposes of this Section 3.1; and

                (iv) the Registrable Securities requested by all Holders to be registered pursuant to any Demand Notice must have an anticipated aggregate public offering price (before any underwriters' discounts or commissions) of at least $5,000,000; and

                (v) after the reduction in HNC's Ownership Percentage to less than twenty percent (20%), the Holders of Registrable Securities may collectively exercise their rights under this Section 3.1 (through notice delivered by Holders owning in the aggregate a majority in economic interest of the Registrable Securities then held by Holders) on not more than three (3) occasions.

            (b) Notwithstanding any other provision of this Agreement to the contrary, a registration requested by a Holder of Registrable Securities pursuant to this Section 3.1 shall not be deemed to have been effected (and, therefore, not requested for purposes of paragraph (a) above), (i) unless it has become effective, (ii) if after it has become effective such registration is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court for any reason other than a misrepresentation or an omission by such Holder, or is withdrawn by Retek pursuant to Section 3.1(a)(i) or otherwise, and, as a result thereof, the Registrable Securities requested to be registered cannot be completely distributed in accordance with the plan of distribution set forth in the related registration statement or (iii) if the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with such registration are not satisfied or waived other than by reason of some act or omission by such Holder of Registrable Securities.

            (c) In the event that any registration pursuant to this Section 3.1 shall involve, in whole or in part, an underwritten offering, the Holders of a majority of the Registrable Securities to be registered shall have the right to designate an underwriter or underwriters reasonably acceptable to Retek as the lead or managing underwriters of such underwritten offering and, in connection with each registration pursuant to this Section 3.1, such Holders may select one counsel reasonably acceptable to Retek to represent all such Holders in connection with such offering.

            (d) Retek shall have the right to cause the registration of additional equity securities for sale for its account, the account of any Retek Entity or any existing or former directors, officers or employees of the Retek Entities (the "Additional Securities") in any registration of Registrable Securities requested by the Holders pursuant to Section 3.1(a); provided, however, that if the registration and sale of such Additional Securities would require HNC or any HNC Entity to exercise the Option in order (i) to maintain HNC's then-current Ownership Percentage or (ii) to enable the HNC Entities (in the aggregate) to maintain ownership of the Minimum Ownership Percentage, then the number of such Additional Securities shall be reduced so that exercise of the Option would not be necessary for HNC or any HNC Entity to maintain such ownership levels and provided, further, that if such Holders are advised by a nationally recognized investment banking or commercial banking firm selected by such Holders and reasonably acceptable to Retek (which shall be the lead underwriter or a managing underwriter in the case of an underwritten offering) that, in such firm's good faith view, the inclusion of the Additional Securities in such registration would be likely to have an adverse effect on the price, timing or distribution of the offering and sale of the Registrable Securities then proposed to be sold by any Holder, then all or part of the Additional Securities shall be excluded from the registration. In the event that any Additional Securities are included in the registration, the Holders of the Registrable Securities to be offered may require that any Additional Securities be subject to the same conditions as are applicable to the Registrable Securities being sold in the offering. In the event that the number of Registrable Securities requested to be included in a registration statement by the Holders thereof exceeds the number which, in the good faith view of such lead or managing underwriter, can be sold without adversely affecting the price, timing, distribution or sale of securities in the offering, the number of Registrable Securities to be included in such offering shall be allocated pro rata among the requesting Holders on the basis of the relative number of Registrable Securities then held by each such Holder (provided that any number of Registrable Securities in excess of a Holder's request may be reallocated among the remaining requesting Holders in a like manner, or as may be otherwise agreed in writing by the Holders).

            Retek agrees that, if requested by a Selling Holder, it will not effect any public sale or distribution of its securities of the same class proposed to be registered by the Holders, or any securities convertible into the same class, during the thirty (30) days before the commencement of, during, and for a period of ninety (90) days after termination of, an offering effected by the Holders pursuant to this Section 3.1, except: (i) as part of such offering in accordance with this paragraph (d); (ii) in connection with any dividend reinvestment plan, employee stock option, bonus, retirement or other compensation plan or arrangement (other than secondary registrations for resales pursuant to such plans or arrangements) of Retek; (iii) any public sale or distribution, the registration statement for which was filed with the SEC before the receipt of the notice from the requesting Holder or Holders pursuant to Section 3.1 (otherwise than pursuant to a Rule 415 Offering); or (iv) upon delivery by Retek of a written opinion addressed to the Selling Holder from a nationally recognized investment banking firm jointly selected by Retek and the Selling Holder, at Retek's expense, stating that, in the view of such firm, such pubic sale and distribution by Retek could be effected without adversely affecting the market price for the Registrable Securities.

        3.2. Piggyback Registration.

        In the event that Retek at any time after the Initial Public Offering Date proposes to file a registration statement covering the issuance or sale of any shares of Retek Common Stock, or any other equity securities or securities convertible into or exchangeable for equity securities of Retek (collectively, including Common Stock, "Other Securities") under the Securities Act, whether or not for sale for Retek's account in a manner that would permit the Registrable Securities to be sold for cash under the Securities Act, then Retek shall, at least twenty (20) days prior to the filing of such registration statement, provide written notice to each Holder of Registrable Securities of its intention to file a registration statement. Subject to the terms and conditions hereof, such notice shall offer each Holder the opportunity to include in such registration statement such number of Registrable Securities as any Holder may request. Upon the written request of any Holder made within fifteen (15) days after the receipt of Retek's notice (which request shall specify the number of Registrable Securities intended to be disposed of and the intended method of distribution thereof), Retek shall use its best efforts to effect, in connection with the registration of the Other Securities, the registration under the Securities Act of all Registrable Securities that the Holders have requested to have registered (to the extent required to permit the disposition (in accordance with such intended method of disposition thereof) of the Registrable Securities so requested to be registered); provided that:

            (a) if, at any time after giving the Holders written notice of Retek's intention to register any Other Securities and prior to the effective date of the registration statement filed in connection therewith, the Board of Directors of Retek shall determine for any reason not to register the Other Securities, then Retek shall, after giving prompt written notice of such determination to the Holders, be relieved of its obligation to register such Registrable Securities in connection with the registration of the Other Securities. Any such termination of a registration shall not preclude the Holders of Registrable Securities from immediately requesting that such registration be effected as a registration under Section 3.1 to the extent permitted thereunder;

            (b) if the registration referred to in the first sentence of this
Section 3.2 is to be an underwritten registration on behalf of Retek, and a nationally recognized investment banking or commercial banking firm selected by Retek advises Retek in writing that, in such firm's good faith view, all or a part of such Registrable Securities cannot be sold and the inclusion of all or a part of such Registrable Securities in such registration would be likely to have an adverse effect upon the price, timing or distribution of the offering and sale of the Other Securities then contemplated, then Retek shall include in such registration:

                (i) first, all Other Securities Retek proposes to sell for its own account ("Retek Securities");

                (ii) second, up to the full number of Registrable Securities held by Holders that have been requested by such Holders to be included in such registration ("Holder Securities") in excess of the number of Retek Securities to be sold in such offering, which number of Holder Securities, in the good faith view of such investment banking or commercial banking firm, can be sold without adversely affecting such offering of Retek Securities and (x) if such number is less than the full number of such Holder Securities, such number shall be allocated by HNC among such Holders and (y) in the event that such investment banking or commercial banking firm advises that less than all of such Holder Securities may be included in such offering, the Holders may withdraw their request for registration of their Registrable Securities in such offering under this Section 3.2 and ninety (90) days subsequent to the effective date of the registration statement relating to the Other Securities, the Holders may request that a registration relating to the Holder Securities be effected under Section 3.1 to the extent permitted thereunder; and

                (iii) third, up to the full number of the Other Securities (other than Retek Securities), if any, in excess of the number of Retek Securities and Registrable Securities to be sold in such offering, which number of such Other Securities, in the good faith view of such investment banking firm, can be so sold without so adversely affecting such offering of Retek Securities and Registrable Securities (and, if such number is less than the full number of such Other Securities, such number shall be allocated pro rata among the holders of such Other Securities (other than Retek Securities) on the basis of the number of securities requested to be included therein by each such holder of such Other Securities);

            (c) Retek shall not be required to effect any registration of Registrable Securities under this Section 3.2 incidental to the registration of any of its securities in connection with mergers, acquisitions, exchange offers, subscription offers, dividend reinvestment plans or employee benefit/compensation plans (other than secondary registrations for resales pursuant to such plans); and

            (d) no registration of Registrable Securities effected under this
Section 3.2 shall relieve Retek of its obligation to effect any registration of Registrable Securities pursuant to Section 3.1.

        3.3. Expenses. Except as provided herein and except for underwriting discounts and commissions attributable to the Registrable Securities sold by the Holders, Retek shall pay all Registration Expenses with respect to a particular offering (or proposed offering). Notwithstanding the foregoing, each Holder and Retek shall be responsible for its own internal administrative and similar costs, which shall not constitute Registration Expenses.

        3.4. Registration and Qualification. If and whenever Retek is required to effect the registration of any Registrable Securities under the Securities Act as provided in Sections 3.1 or 3.2, Retek shall as promptly as practicable:

            (a) prepare, file and use its best efforts to cause to become effective a registration statement under the Securities Act relating to the Registrable Securities proposed to be offered; provided, that before filing any such registration statement, Retek will furnish to each Holder of Registrable Securities included in such registration (each a "Selling Holder"), counsel designated by the Selling Holders and the underwriters, if any, copies of any such registration statement (which registration statement shall be subject to review of such Selling Holders, counsel and underwriters) and Retek shall consider in good faith incorporating such changes in the registration statement as are reasonably requested by the Selling Holders, their counsel and underwriters;

            (b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities until the earlier of (i) such time as all of such Registrable Securities have been disposed of in accordance with the intended methods of disposition set forth in such registration statement and (ii) the expiration of six (6) months after such registration statement becomes effective if the registration is effected on Form S-3 (or a comparable successor form which permits the incorporation by reference of any subsequently filed periodic reports under the Exchange Act or the expiration of the date that is three (3) months after the date on which such registration statement becomes effective on any other registration statement form; provided, that such six-month or three-month period shall be extended for such number of days that equals the number of days elapsing from (x) the date the written notice contemplated by paragraph 3.4(g) below is given by Retek to (y) the date on which Retek delivers to the Holders of Registrable Securities the supplement or amendment contemplated by paragraph 3.4(g) below; and provided further, that Retek may keep such registration statement effective for longer time periods if desired by Retek;

            (c) furnish to the Holders of Registrable Securities and to any underwriter of such Registrable Securities such number of conformed or original copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus included in such registration statement (including each preliminary prospectus and any summary or final prospectus), in conformity with the requirements of the Securities Act, such documents incorporated by reference in such registration statement or prospectus, and such other documents, as the Holders of Registrable Securities or such underwriter may reasonably request, and upon request a copy of any and all transmittal letters or other correspondence to, or received from, the SEC or any other governmental agency, stock exchange or automated inter-dealer quotation system, self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering;

            (d) use its diligent and reasonable best efforts to register or qualify all Registrable Securities covered by such registration statement under the securities or blue sky laws of such U.S. jurisdictions as the Holders of such Registrable Securities or any underwriter to such Registrable Securities shall request, and use its diligent and reasonable best efforts to obtain all appropriate registrations, permits and consents in connection therewith, and do any and all other acts and things which may be necessary or advisable to enable the Holders of Registrable Securities or any such underwriter to consummate the disposition in such jurisdictions of its Registrable Securities covered by such registration statement; provided, that Retek shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any such jurisdiction wherein it is not so qualified or to consent to general service of process in any such jurisdiction;

            (e) in any underwritten offering use its diligent and reasonable best efforts to furnish to each Holder of Registrable Securities included in such registration (each, a "Selling Holder") and to any underwriter of such Registrable Securities an opinion of independent counsel for Retek addressed to each Selling Holder and dated the date of the closing under the underwriting agreement (if any) (or if such offering is not underwritten, dated the effective date of the registration statement) covering such matters as are customarily covered in opinions of issuer's counsel delivered to underwriters in underwritten public offerings of securities and such other matters as the Selling Holders may reasonably request;

            (f) in any underwritten offering use its diligent and reasonable best efforts to furnish to each Selling Holder a "cold comfort" letter addressed to each Selling Holder and to any underwriter of such Registrable Securities signed by the independent public accountants who have audited the financial statements of Retek included in such registration statement, in each such case covering substantially the same matters with respect to such registration statement (and the prospectus included therein) as are customarily covered in accountants' letters delivered to underwriters in underwritten public offerings of securities and with respect to events subsequent to the date of such financial statements;

            (g) as promptly as practicable, notify the Selling Holders in writing (i) at any time when a prospectus relating to a registration pursuant to
Section 3.1 or Section 3.2 is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) of any request by the SEC or any other regulatory body or other body having jurisdiction for any amendment of or supplement to any registration statement or other document relating to such offering, and in either such case, at the request of the Selling Holders prepare and furnish to the Selling Holders a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading;

            (h) enter into customary agreements (including if the method of distribution is by means of an underwriting, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Registrable Securities to be so included in the registration statement;

            (i) use its best efforts to list all such Registrable Securities covered by such registration on each securities exchange and/or automated inter-dealer quotation system on which a class of common equity securities of Retek is then listed;

            (j) to the extent reasonably requested by the lead or managing underwriters, send appropriate officers of Retek to attend any "road shows" scheduled in connection with any such registration, with all out-of-pocket costs and expense incurred by Retek or such officers in connection with such attendance to be paid by Retek;

            (k) furnish for delivery in connection with the closing of any offering of Registrable Securities pursuant to a registration effected pursuant to Section 3.1 or Section 3.2 certificates bearing no legends and representing ownership of the Registrable Securities being sold in such denominations as shall be requested by the Selling Holders or the underwriters; and

            (l) notify each Selling Holder in writing, as soon as practicable after Retek becomes aware that any registration statement under which such Selling Holder may sell any Registrable Securities has ceased to be effective, of the fact that such registration statement has ceased to be effective.

        3.5. Underwriting; Due Diligence.

            (a) If requested by the underwriters for any underwritten offering of Registrable Securities pursuant to a registration requested under this
Article III, Retek shall enter into an underwriting agreement with such underwriters for such offering, which agreement will contain such representations and warranties by Retek and such other terms and provisions as are customarily contained in underwriting agreements of Retek to the extent relevant and as are customarily contained in underwriting agreements generally with respect to secondary distributions to the extent relevant, including, without limitation, indemnification and contribution provisions substantially to the effect and to the extent provided in Section 3.6 and agreements as to the provision of opinions of counsel and accountants' letters to the effect and to the extent provided in Section 3.4(e) and Section 3.4(f). The Selling Holders on whose behalf the Registrable Securities are to be distributed by such underwriters shall be parties to any such underwriting agreement and the representations and warranties by, and the other agreements on the part of, Retek to and for the benefit of such underwriters, shall also be made to and for the benefit of such Selling Holders. Such underwriting agreement shall also contain such representations and warranties by such Selling Holders and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions, when relevant, including, without limitation, indemnification and contribution provisions substantially to the effect and to the extent provided in Section 3.6.

            (b) In connection with the preparation and filing of each registration statement registering Registrable Securities under the Securities Act pursuant to this Article III, Retek shall give the Holders of such Registrable Securities and the underwriters, if any, and their respective counsel and accountants, such reasonable and customary access to its books and records and such opportunities to discuss the business of Retek with its officers and the independent public accountants who have certified the financial statements of Retek as shall be necessary, in the opinion of such Holders and such underwriters or their respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act.

        3.6. Indemnification and Contribution.

            (a) In the case of each offering of Registrable Securities made pursuant to this Article III, Retek agrees to indemnify and hold harmless, to the extent permitted by law, each Selling Holder, each underwriter of Registrable Securities so offered and each Person, if any, who controls any of the foregoing Persons within the meaning of the Securities Act and the officers, directors, affiliates, employees and agents of each of the foregoing, jointly and severally, from and against any and all losses, liabilities, costs (including reasonable attorney's fees and disbursements), claims and damages, each as incurred, to which they or any of them may become subject, under the Securities Act or otherwise, including any amount paid in investigation, defense or settlement of any litigation commenced or threatened, insofar as such losses, liabilities, costs, claims and damages (or actions or proceedings in respect thereof, whether or not such indemnified Person is a party thereto) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement (or in any preliminary or final prospectus included therein) or in any offering memorandum or other offering document relating to the offering and sale of such Registrable Securities prepared by Retek or at its direction, or in any amendment thereof or supplement thereto, or in any document incorporated by reference therein, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or arising from or relating to any violation or alleged violation of the Securities Act, any blue sky laws, securities laws or other applicable laws of any state or country in which the Registrable Securities are offered and relating to action required of, or inaction by, Retek in connection with such offering; provided, however that Retek shall not be liable to any Holder in any such case to the extent that any such loss, liability, cost, claim or damage arises out of or relates to any untrue statement or alleged untrue statement, or any omission, if such statement or omission shall have been made in reliance upon and in conformity with information that relates to such Selling Holder, if such information was furnished in writing to Retek by or on behalf of such Selling Holder specifically for use in the registration statement (or in any preliminary or final prospectus included therein), offering memorandum or other offering document, or in any amendment thereof or supplement thereto. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any Selling Holder and shall survive the transfer of such securities. The foregoing indemnity agreement is in addition to any liability that Retek may otherwise have to each Selling Holder, other holder or underwriter of the Registrable Securities or any controlling person of the foregoing and the officers, directors, affiliates, employees and agents of each of the foregoing; provided, further, that, in the case of an offering with respect to which a Selling Holder has designated the lead or managing underwriters (or a Selling Holder is offering Registrable Securities directly, without an underwriter), this indemnity does not apply to any loss, liability, cost, claim or damage arising out of or relating to any untrue statement or alleged untrue statement or omission or alleged omission in any preliminary prospectus if a copy of a final prospectus was not sent or given by or on behalf of any underwriter (or such Selling Holder or other holder, as the case may be) legally required to deliver a final prospectus to such Person asserting such loss, liability, cost, claim or damage at or prior to the written confirmation of the sale of the Registrable Securities as required by the Securities Act and such untrue statement or omission had been corrected in such final prospectus.

            (b) In the case of each registered offering made pursuant to this Agreement, each Selling Holder, by exercising its registration rights hereunder, agrees to indemnify and hold harmless Retek, each underwriter who participates in such offering, each other Selling Holder or other holder with securities included in such offering and each Person, if any, who controls (within the meaning of the Securities Act) such underwriter, other Selling Holder or other holder and the officers, directors, affiliates, employees and agents of each of the foregoing, against any and all losses, liabilities, costs (including reasonable attorney's fees and disbursements), claims and damages, each as incurred, to which they or any of them may become subject, under the Securities Act or otherwise, including any amount paid in investigation, defense or settlement of any litigation commenced or threatened, insofar as such losses, liabilities, costs, claims and damages (or actions or proceedings in respect thereof, whether or not such indemnified Person is a party thereto) arise out of or are based upon any untrue statement or alleged untrue statement by such Selling Holder of a material fact contained in the registration statement (or in any preliminary or final prospectus included therein) or in any offering memorandum or other offering document relating to the offering and sale of such Registrable Securities prepared by Retek or at its direction, or in any amendment thereof or supplement thereto, or any omission by such Selling Holder or alleged omission by such Selling Holder of a material fact required to be stated therein or necessary to make the statements therein not misleading, but in each case only to the extent that such untrue statement of a material fact is contained in, or such material fact is omitted from, information relating to such Selling Holder furnished to Retek in writing by or on behalf of such Selling Holder specifically for use in such registration statement (or in any preliminary or final prospectus included therein), offering memorandum or other offering document, or any amendment thereof or supplement thereto; provided that the maximum liability of any Holder for any loss, liability, cost, claim or damage pursuant to the foregoing indemnity shall not exceed the amount of the net proceeds, if any, obtained by the Holder upon the sale of such Holder's Registrable Securities pursuant to such offering. The foregoing indemnity is in addition to any liability which such Selling Holder may otherwise have to Retek, or controlling persons and the officers, directors, affiliates, employees, and agents of each of the foregoing; provided, however, that, in the case of an offering made pursuant to this Agreement with respect to which Retek has designated the lead or managing underwriters (or Retek is offering securities directly, without an underwriter), this indemnity does not apply to any loss, liability, cost, claim, or damage arising out of or based upon any untrue statement or alleged untrue statement or omission or alleged omission in any preliminary prospectus if a copy of a final prospectus was not sent or given by or on behalf of any underwriter (or Retek, as the case may be) legally required to provide a final prospectus to such Person asserting such loss, liability, cost, claim or damage at or prior to the written confirmation of the sale of the Registrable Securities as required by the Securities Act and such untrue statement or omission had been corrected in such final prospectus.

            (c) Each party indemnified under paragraph (a) or (b) above (an "Indemnified Party") shall, promptly after receipt of notice of a claim or action against such Indemnified Party in respect of which indemnity may be sought hereunder, notify the party required to provide indemnification hereunder (an "Indemnifying Party") in writing of the claim or action; provided, that the failure to notify the Indemnifying Party shall not relieve it from any liability that it may have to an Indemnified Party under this Section 3.6 (except that the failure to notify an Indemnifying Party promptly of the commencement of any such action, to the extent materially prejudicial to the Indemnifying Party's ability to defend such action, shall relieve such Indemnifying Party of any liability only to the extent the Indemnifying Party is prejudiced with respect to its indemnification obligations under this Section 3.6). If any such claim or action shall be brought against an Indemnified Party, and it shall have notified the Indemnifying Party thereof, unless in such Indemnified Party's good faith reasonable judgment a conflict of interest between such Indemnified Party and Indemnifying Party may exist in respect of such claim, the Indemnifying Party shall be entitled to participate therein, and, to the extent that it wishes, jointly with any other similarly notified Indemnifying Party, to assume the defense thereof with counsel reasonably acceptable to the Indemnified Party (who shall not, except with the consent of the

Indemnified Party, be counsel to the Indemnifying Party). After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such claim or action using counsel reasonably acceptable to the Indemnified Party, the Indemnifying Party shall not be liable to the Indemnified Party under this Section 3.6 for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that, any Person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of any such claim or action, but the fees and expenses of such counsel shall be at the expense of such Person, unless
(i) the Indemnifying Party has agreed to pay such fees or expenses, (ii) the Indemnifying Party shall have failed to assume the defense of such claim and employ counsel reasonably acceptable to such Person, or (iii) in the reasonable good faith judgment of any such Person based on advice of its counsel, a conflict of interest may exist between such Person and the Indemnifying Party with respect to such claims or actions (in which case, if such Person notifies the Indemnifying Party in writing that such Person elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such claim or action on behalf of such Person). If the Indemnifying Party is not entitled to or does not assume the defense of such claim or action, it is understood that the Indemnifying Party shall not, in connection with any one such claim or action or separate but substantially similar or related claims or actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to one separate firm of local attorneys in each such jurisdiction) at any time for all such Indemnified Parties. Any Indemnifying Party against whom indemnity may be sought under this Section 3.6 shall not be liable to indemnify an Indemnified Party if such Indemnified Party settles such claim or action without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

            (d) If the indemnification provided for in this Section 3.6 shall for any reason be unavailable (other than in accordance with its terms) to an Indemnified Party in respect of any loss, liability, cost, claim or damage referred to therein, then each Indemnifying Party shall, in lieu of indemnifying such Indemnified Party, contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, cost, claim or damage in such proportion as shall be appropriate to reflect (i) the relative benefits received by the Indemnifying Party on the one hand and the Indemnified Party on the other hand or (ii) if the allocation provided by clause (i) above is not permitted by applicable law or if the Indemnified Party failed to give the notice required under paragraph 3.6(c) above, the relative benefits to and the relative fault of the Indemnifying Party on the one hand and the Indemnified Party on the other hand with respect to the statements or omissions which resulted in such loss, liability, cost, claim or damage as well as any other relevant equitable considerations. The relative benefits received by the Indemnifying Party and the Indemnified Party shall be deemed to be in the same respective proportion as the net proceeds (before deducting expenses) of the offering received by such party (or, in the case of an underwriter, such underwriter's discounts and commissions) bear to the aggregate offering price of the Registrable Securities or Other Securities. The relative fault shall be determined by reference to whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Indemnifying Party on the one hand or the Indemnified Party on the other hand, the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission, but not by reference to any Indemnified Party's stock ownership in Retek. The amount paid or payable by an

Indemnified Party as a result of the loss, cost, claim, damage or liability, or action in respect thereof, referred to above in this paragraph 3.6(d) shall be deemed to include, for purposes of this paragraph (d), any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim.

        The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 3.6(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediate preceding paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

            (e) Indemnification and contribution similar to that specified in the preceding paragraphs of this Section 3.6 (with appropriate modifications) shall be given by Retek and the Selling Holders with respect to any required registration or other qualification of securities under any state law or regulation or governmental authority.

            (f) The obligations of the parties under this Section 3.6 shall be in addition to any liability which any party may otherwise have to any other party.

        3.7. Rule 144 and Form S-3. Commencing ninety (90) days after the Initial Public Offering Date, Retek shall use its best efforts to ensure that the conditions to the availability of Rule 144 set forth in paragraph (c) thereof shall be satisfied. Upon the request of any Holder of Registrable Securities, Retek will deliver to such Holder a written statement as to whether it has complied with such requirements. Retek further agrees to use its reasonable efforts to cause all conditions to the availability of Form S-3 (or any successor form) under the Securities Act of the filing of registration statements under this Agreement to be met as soon as practicable after the Initial Public Offering Date.

        3.8. Transfer of Registration Rights. Any Holder may transfer all or any portion of its rights under this Article III to any transferee of a number of Registrable Securities owned by such Holder exceeding five percent (5%) of the outstanding class or series of such securities at the time of transfer (each transferee that receives such minimum number of Registrable Securities, a "Transferee"); provided, that each Transferee of Registrable Securities (other than HNC Entities) to which Registrable Securities are transferred, sold or assigned directly by a HNC Entity (such Transferee, an "HNC Transferee") together with any Affiliate of such HNC Transferee (and any subsequent direct or indirect Transferees of Registrable Securities from such HNC Transferee and any Affiliates thereof) shall be entitled to request the registration of Registrable Securities pursuant to Section 3.1 only once prior to a reduction in HNC's Ownership Percentage to less than fifty percent (50%) and thereafter shall only be entitled to request the registration of Registrable Securities pursuant to
Section 3.2; provided further, that no HNC Transferee shall be entitled to request registration pursuant to Section 3.1 for an amount of Registrable Securities equal to less than $5,000,000; and provided further, that notwithstanding the foregoing, HNC shall not transfer any of its rights under this Article III to any stockholder of HNC in connection with the transfer of Registrable Securities to such stockholder in the Distribution. Any transfer of registration rights pursuant to this Section 3.8 shall be effective upon receipt by Retek of (i) written notice from such Holder stating the name and address of any Transferee and identifying the number of Registrable Securities with respect to which the rights under this Agreement are being transferred and the nature of the rights so transferred and (ii) a written agreement from such Transferee to be bound by the terms of this Agreement. The Holders may exercise their rights hereunder in such priority as they shall agree upon among themselves.

        3.9. Market Standoff Agreement. If any registration pursuant to this
Article III shall be in connection with an underwritten public offering of Registrable Securities, each Selling Holder agrees not to effect any public sale or distribution, including any sale under Rule 144, of any equity security of Retek or any security convertible into or exchangeable or exercisable for any equity security of Retek, in the case of Registrable Securities (otherwise than through the registered public offering then being made), within seven (7) days (after the receipt of satisfactory notice from Retek) prior to or ninety (90) days (or such lesser period as the lead or managing underwriters may permit) after the effective date of the registration statement (or the commencement of the offering to the public of such Registrable Securities in the case of Rule 415 offerings), provided that each officer, director, and each person or entity who is a "beneficial owner" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of five percent (5%) of more of the outstanding shares of Capital Stock of Retek prior to such offering also agrees to be similarly bound by this restriction.

        3.10. Limitation on Subsequent Registration Rights. After the date of this Agreement, Retek shall not, without the prior written consent of the Holders of majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of Retek that would grant such holder registration rights that would prevent Retek from honoring the registration rights of Holders described herein.

                  ARTICLE IV: CORPORATE GOVERNANCE MATTERS AND
                               INFORMATION RIGHTS

        4.1. Seats on Retek Board of Directors. At and after the Initial Public Offering Date, the Board of Directors of Retek shall consist of not more and not less than seven (7) members and shall be comprised of (a) the Chief Executive Officer of Retek, (b) three (3) individuals, each of whom shall have been designated by HNC (each an "HNC Designee") and (c) three (3) independent directors, each of whom shall have appropriate retail industry (or other relevant industry) experience and shall have been designated by the Chief Executive Officer of Retek; provided, however, that HNC's right to designate the three (3) HNC Designees shall terminate once HNC and its Affiliates own (including without limitation voting their shares of Capital Stock of Retek) less than twenty-five percent (25%) of the outstanding Common Stock; and provided, further, that when HNC and its Affiliates own less than twenty-five percent (25%) of the outstanding Common Stock, HNC will use reasonable, good faith efforts to cause the HNC Designees to tender their resignations as members of Retek's Board of Directors effective at the next annual meeting of Retek's stockholders regardless of whether the term of such HNC Designee ends at such meeting; provided, further, that when HNC and its Affiliates own less than five percent (5%) of the outstanding Common Stock, HNC will use reasonable, good faith efforts to cause the HNC Designees to tender their resignations as members of Retek's Board of Directors as promptly as possible thereafter. The HNC Designees will serve in the class of Retek directors whose board seats will come up for election at the most distant time from the Initial Public Offering than any other class of Retek directors (currently this class of Retek directors is anticipated to be Retek's Class III Directors, whose seats will come up for election in 2002). The parties agree to take all necessary action within their control as is necessary from time to time to implement and carry out the agreements set forth in the immediately preceding sentence, including without limitation voting their shares of Capital Stock in favor of the election to Retek's Board of Directors of the Board nominees designated as provided above.

        4.2. HNC Designees - Vacancy. For so long as HNC has the right to nominate the HNC Designees, if a vacancy on the Retek Board of Directors is caused by the death, disability, retirement, resignation, or removal for cause or otherwise of an HNC Designee, then HNC shall have the sole right to designate an individual to fill such vacancy on the Retek Board of Directors. The parties agree to take all necessary action within their control as may be necessary from time to time to cause each individual so designated by HNC pursuant to this
Section 4.2 to promptly become a member of the Board of Directors of Retek, by election, appointment by the Retek Board of Directors or otherwise.

        4.3. Removal.

            (a) Any HNC Designee may be removed from office only (i) for Cause (as defined below) by the vote of the stockholders representing not less than a majority of the issued and outstanding shares of the Capital Stock of Retek entitled to vote upon the election of directors; or (ii) upon HNC's determination that the HNC Designee should no longer serve as such. Upon any such determination by HNC pursuant to part (ii) of the immediately preceding sentence, the parties agree to take all necessary action within their control (including without limitation voting their shares of Capital Stock of Retek) to cause such HNC Designee to be promptly removed from the Board of Directors of Retek and to cause a successor HNC Designee designated by HNC to be immediately elected or appointed to the Board of Directors of Retek to replace such removed HNC Designee.

        For purposes of this Agreement, "Cause" means (i) the willful failure by the HNC Designee to perform his or her lawful duties as a member of Retek's Board of Directors consistent with such HNC Designee's position, (ii) such HNC Designee's neglect of his or her duties on a general basis (other than as a result of illness or disability), (iii) the commission by such HNC Designee of any act of fraud, theft or criminal dishonesty with respect to Retek or any of its Affiliates, or the conviction of HNC Designee of any crime involving a felony, fraud, embezzlement or the like, and (iv) the commission of any act involving moral turpitude which (A) brings Retek or any of its Affiliates into public disrepute or disgrace, or (B) causes material injury to the customer relations, operations or the business prospects of Retek or any of its Affiliates.

            (b) Notwithstanding the rights granted to it under Retek's Amended and Restated Certificate of Incorporation, HNC agrees that it will not vote its shares of Retek Common Stock to remove any member of Retek's Board of Directors who is not an HNC Designee from the Retek Board of Directors, except for the removal of any such director for Cause; provided, however, if the person who is Retek's Chief Executive Officer is a member of Retek's Board of Directors and such person ceases to be Retek's Chief Executive Officer for any reason, then HNC shall not be restricted in seeking the removal of such person from Retek's Board of Directors. Concurrently herewith, John Buchanan, Retek's current Chief Executive Officer, has executed and delivered to HNC and Retek a letter in the form of Exhibit 1 attached hereto, in which he has made certain agreements with Retek and HNC which are a material inducement and consideration to HNC to enter into this Agreement.

        4.4. Board Committees. The Board of Directors of Retek shall have a Compensation Committee and an Audit Committee. The Compensation Committee will be comprised of two (2) non-employee directors and will include at least one (1) HNC Designee. The Audit Committee will be comprised of two (2) directors and will include at least one (1) HNC Designee and one independent director.

        4.5. Special Transactions. Retek and RIS covenant and agree with HNC that neither Retek nor RIS shall take any action relating to a Special Transaction (as defined below) unless (i) such Special Transaction, such Special Transaction is approved by at least two (2) of the HNC Designees to the Board of Directors of Retek, and (ii) with respect to a Special Transaction described in Sections 4.5(a), (c), (g), (h), (i), (k), (l) (m), (n) or (o) below, such
Special Transaction is approved by HNC as the majority stockholder of Retek. In connection with any approvals required by HNC under this Section 4.5, Retek will provide adequate notice to HNC of any action described in Sections 4.5(a), (c),
(g), (h), (i), (k), (l), (m), (n) or (o) below, without regard to the exceptions thereto, within a period of time sufficient to enable HNC to approve or disapprove of any such action. Each such notice shall set forth the terms and conditions of the proposed transaction, including, without limitation, the nature of any related action proposed to be taken by the Board of Directors of Retek, the approximate number of shares of Retek or RIS Capital Stock (if any) proposed to be sold by Retek or RIS or otherwise issued by Retek or RIS, the approximate value of Retek's assets (or assets of any of Retek's Subsidiaries) proposed to be transferred, and the proposed timetable for such transaction, all with sufficient particularity to enable HNC to approve or disapprove of such transaction. Promptly, but in any event within seven (7) days after HNC receives such written notice from Retek, HNC shall notify Retek in writing of its approval or disapproval of any such transaction.

        For the purposes of this Section 4.5, a "Special Transaction" shall mean any of the following events:

            (a) any merger, consolidation or other business combination by Retek, RIS or any direct or indirect or indirect wholly-owned Subsidiary of Retek or RIS with one or more Persons in which the outstanding shares of Retek, RIS or such a wholly-owned Subsidiary of Retek or RIS are exchanged for securities or other consideration, issued or caused to be issued by the acquiring corporation or its Subsidiary (other than a mere reincorporation transaction in which the relative interests of the securityholders of such entity are not changed) in which the holders of Capital Stock of Retek, RIS or such a wholly-owned Subsidiary of Retek or RIS immediately prior to such merger or consolidation do not own a majority of the outstanding shares of the surviving entity or such merger, consolidation or business combination;

            (b) a sale, lease, exchange or other disposition of all or a substantial portion of the assets of Retek, RIS or any of their Subsidiaries;

            (c) any material change in the scope or nature of the business presently conducted by Retek, RIS or any of their Subsidiaries as described in the registration statement for the Initial Public Offering;

            (d) any liquidation, dissolution or winding up of Retek, RIS or any of their Subsidiaries;

            (e) any transaction or proposed transaction that would involve the issuance of Capital Stock of Retek in an amount that would result in an HNC Ownership Reduction;

            (f) any commitment by Retek or RIS to incur annual capital expenditures or to make investments or capital contributions on behalf of Retek or RIS in excess of $5,000,000 in the aggregate; other than any such expenditures that were not otherwise identified in any Annual Business Plan and Budget, (as described below) previously submitted to and approved by HNC;

            (g) any issuance, sale or exchange of shares of Capital Stock of Retek or RIS, except the Initial Public Offering or pursuant to sales of Common Stock of Retek to directors, employees or consultants of Retek or RIS pursuant to stock option or stock purchase plans previously approved (including approval of the number of shares reserved under such plan(s)) in writing by HNC (it being understood that in connection with the Initial Public Offering, HNC has approved Retek's adoption of, and the reservation of the following respective number of shares of Retek Common Stock under, (i) the Retek 1999 Equity Incentive Plan, under which a total of 9,000,000 shares of Retek Common Stock have been reserved for issuance; (ii) the Retek 1999 Employee Stock Purchase Plan, under which a total of 700,000 shares of Retek Common Stock have been reserved for issuance; and (iii) the Retek 1999 Directors Stock Option Plan, under which a total of 400,000 shares of Retek Common stock have been reserved for issuance.

            (h) the creation, incurrance, assumption, or guarantee of any obligation for borrowed money in an aggregate principal amount, in a single transaction or a series of transactions, of more than $10,000,000, or the extension, refinancing, or modification in any material respect of such obligation;

            (i) any sale, purchase, lease, exchange, mortgage, pledge, transfer or other acquisition or disposition (in one transaction or a series of transaction) of assets or a business having a fair market value of more than $3,000,000;

            (j) the formation, or the modification of the structure of, any committees of the Board of Directors of Retek or RIS;

            (k) the appointment, election or employment of, or termination of, Retek's Chief Executive Officer and Chief Financial Officer;

            (l) any adoption or amendment of any employee benefit, stock option, stock purchase or other equity incentive plan, program or arrangement for Retek's employees;

            (m) any material change in any Annual Business Plan and Budget;

            (n) any amendment to Retek's certificate of incorporation or by-laws that would (i) authorize any new class or series of capital stock of Retek or any preferred stock of Retek, (ii) affect or change the rights of the Common Stock, (iii) change or alter any provision directly or indirectly relating to the taking of action by stockholders or the Board of Directors of

Retek or the composition or election of Retek's Board of Directors, including, but not limited to, the voting requirements of the stockholders and directors of Retek;

            (o) any adoption or amendment of a stockholder rights plan, poison pill or similar antitakeover device;

            (p) the commencement by Retek of any legal action, suit, arbitration or other proceeding (each, an "Action"), other than any such proceeding that (i) is in the ordinary course of Retek's business and not material in amount or in the likely impact on Retek or (ii) where the aggregate amount of (A) damages or other relief (including the reasonably anticipated economic impact of any non-monetary relief, as determined by the Board of Directors of Retek in its good faith judgment) sought by Retek in such Action, (B) the amount of damages or other relief that would reasonably be expected to be sought by the defendant or defendants in any counterclaim against Retek in such Action and (C ) the amount of expenses Retek would reasonably expect to pay to prosecute or defend such Action is not in the good faith judgment of the Board of Directors of Retek reasonably anticipated to exceed $500,000; and

            (q) the settlement of any Action against Retek of other than (i) any Action that arises in the ordinary course of Retek's business and not material in amount or in the likely impact on Retek or (ii) any such settlement that would result in a cost to Retek (net of any amounts payable to Retek under insurance policies or recoveries by Retek on any counterclaims) of not more than $500,000 (including the reasonably anticipated economic impact of any non-monetary relief, as determined by the Board of Directors of Retek in its good faith judgment).

        4.6. Information Rights. Retek shall deliver to HNC in such format and media as HNC may reasonably request:

            (a) as soon as available, but in any event within twenty (20) days after the end of each month and each quarter, a consolidated balance sheet of Retek and its consolidated subsidiaries as of the end of such month or quarter and the related consolidated statements of earnings, stockholders' equity and statement of cash flows for such month or quarter, as the case may be, and for the year to date, setting forth, in each case, in comparative form the figures for the corresponding period of one year earlier, all in reasonable detail and prepared in accordance with generally accepted accounting principles ("GAAP") (except for the omission of footnotes) applied on a consistent basis throughout the periods represented;

            (b) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of Retek, a consolidated audited balance sheet of Retek and its consolidated subsidiaries as of the end of such fiscal year and the related statements of earnings, stockholders' equity and statement of cash flows for such fiscal year setting forth, in comparative form the figures for the previous fiscal year, all in reasonable detail for audit clearance within HNC. Retek will deliver to HNC within ninety (90) days after the end of each fiscal year such materials accompanied by the report thereon of Retek's independent auditors, which report shall state that such financial statements present fairly the financial condition and results of operations of Retek and its consolidated subsidiaries as of the close of such fiscal year in conformity with GAAP consistently applied;

            (c) at least three (3) business days prior to Retek's filing thereof with the SEC, all reports, proxy statements, registration statements and other filings made by Retek under the Securities Act or the Exchange Act;

            (d) all written reports, analyses or studies relating to the business or financial condition of Retek as Retek shall deliver to any other holder of its Common Stock, simultaneously with its delivery to such holder;

            (e) as soon as available, but in any event no later than five (5) business days following receipt of a request by HNC, such other information relating to Retek as HNC may reasonably request, in connection with the reporting of its ownership interest in Retek under the "equity method" of accounting in accordance with GAAP or as may otherwise be required by GAAP, to prepare HNC's own financial statements and reports under the Exchange Act and in accordance with GAAP; and

            (f) as soon as practicable, but in any event no later than two (2) business days prior to issuance, copies of substantially final drafts of all press releases and other statements to be made available by Retek or any of its Subsidiaries or to the public concerning material developments in the business, properties, earnings, results of operations, financial condition or prospects of Retek or any of its Subsidiaries or the relationship between (i) Retek or any of its Subsidiaries and (ii) HNC or any of its Affiliates. In addition, within such two day period prior to the issuance of any such press release or public statement, Retek shall actively consult with HNC regarding any changes (other than typographical or other similar minor changes) to such substantially final drafts. Retek further agrees to review any proposed press release regarding its financial or operating results for any period with the audit committee of Retek's Board of Directors and Retek's independent auditors a reasonable amount of time prior to the initial public release of such press release.

        4.7. Annual Business Plan and Budget. Retek will (a) at least one (1) month prior to the commencement of each fiscal year and at least thirty (30) days prior to the Initial Public Offering Date, prepare and submit to the Board of Directors of Retek and to HNC for approval and to HNC a budget and operating plan for the upcoming fiscal year, including projections or forecasts of capital and operating expenses, cash flow and profits and losses (the "Annual Business Plan and Budget"), all itemized in reasonable detail; and (b) at least one month prior to the commencement of each quarter, prepare and submit to the Board of Directors of Retek for approval and to HNC projections or forecasts of capital and operating expenses, cash flow and profits and losses for the remainder of the fiscal year together with profit projections for the following fiscal year. Before Retek takes any action that would materially deviate from the approved Annual Business Plan and Budget, the Board of Directors of Retek and HNC must first approve such action.

        4.8. Inspection and Audit Rights. Retek agrees to permit authorized representatives of HNC to visit and inspect any of the properties of Retek, including its books of account, and to take extracts or copies thereof, and to discuss Retek's affairs, finances and accounts with Retek's officers and independent accountants, all at such times and as often as may be reasonably requested, and to make such other inspections as may be necessary to permit HNC to review any of the financial statements of Retek delivered to HNC pursuant to this Agreement; provided however, that such representative shall hold in confidence all non-public information so provided and so designated by Retek (except that such representatives may disclose such information to officers of HNC, to HNC's counsel and independent auditors, to others and as required by law and regulations, including, without limitation, any laws or regulations requiring HNC to report (or to incorporate in any reports of HNC) such information regarding Retek). In addition, Retek will allow the independent auditors of HNC to audit the working papers or, and to assist in any review undertaken by, Retek's independent accountants.

        4.9 Change in Fiscal Year. Retek shall, and shall cause each of its Subsidiaries to, maintain a fiscal year which commences and ends on the same dates as does HNC's fiscal year of each calendar year.

        4.10 No Violations.

            (a) Retek covenants and agrees that it will not take any action or enter into any commitment or agreement which to Retek's knowledge, after due inquiry, may reasonably be anticipated to result, with or without notice and with or without lapse of time or otherwise, in a contravention, violation or event of default by HNC or any of its Affiliates of (i) any provision of HNC's certificate of incorporation or by-laws, each as amended, (ii) any credit agreement or other material agreements (including agreements relating to covenants not to compete) binding upon HNC or (iii) any judgment, order or decree of any governmental body, agency or court having jurisdiction over HNC or any of its respective assets.

            (b) Retek and HNC agree to provide to the other any information and documentation requested by the other for the purpose of evaluating and ensuring compliance with Section 4.10(a) hereof.

        4.11. Termination of Certain Rights. Except as provided in Section 4.1, the provisions of this Article IV shall terminate and be of no further force or effect at such time as HNC (together with its Affiliates) ceases to own at least fifty percent (50%) of the outstanding shares of the Capital Stock of Retek; provided that the provisions of this Article IV shall not terminate if HNC (together with its Affiliates (other than Retek and RIS)) ceases to own at least fifty percent (50%) of the outstanding shares of the Capital Stock of Retek due to any breach, violation or default by Retek or RIS of any of their duties or obligations under the certificate of incorporation or bylaws of Retek, each as amended, or under any agreement to which they are a party or to which HNC is a party or beneficiary.

                            ARTICLE V: MISCELLANEOUS

        5.1. Limitation of Liability. Neither HNC nor Retek shall be liable to the other for any special, indirect, incidental or consequential damages of the other arising in connection with this Agreement.

        5.2. Amendments; Waiver. This Agreement may not be amended or terminated orally, but only by a writing duly executed by or on behalf of the parties hereto. Any such amendment shall be validly and sufficiently authorized for purposes of this Agreement if it is signed on behalf of HNC and Retek by any of their respective presidents or vice presidents. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. Failure by either party, at any time, to require performance by the other party or to claim a breach of any provision of this Agreement shall not be construed as a waiver of any right accruing under this Agreement, nor shall it affect any subsequent breach or the effectiveness of this Agreement or any part hereof, or prejudice either party with respect to any subsequent action.

        5.3. Term. This Agreement shall remain in effect until all Registrable Securities held by Holders have been transferred by them to Persons other than Transferees; provided, that the provisions of Section 3.6 shall survive any such expiration.

        5.4. Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid, illegal or unenforceable to any extent, the remainder of this Agreement or such provision of the application of such provision to such party or circumstances, other than those to which it is so determined to be invalid, illegal or unenforceable, shall remain in full force and effect to the fullest extent permitted by law and shall not be affected thereby, unless such a construction would be unreasonable.

        5.5. Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given upon receipt if delivered personally, by a national overnight delivery service or by facsimile transmission, or upon deposit in the U.S. mail (certified or registered mail, postage prepaid, return receipt requested):

If to HNC, to:                           If to Retek or RIS, to:

    HNC Software Inc.                        Retek Inc.
    5935 Cornerstone Court West              Midwest Plaza
    San Diego, CA 92121-3728                 801 Nicollet Mall, 11th Floor
    Attention:  Chief Financial Officer      Minneapolis, MN 55402
    Facsimile:  (858) 452-3220               Attention:  Chief Financial Officer
                                             Facsimile:  (612) 630-5641

or to such other person or address as any party shall specify by providing notice in writing to the other party in the manner specified above. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date on which hand delivered, the business day following deposit with a national overnight delivery service, one (1) business day after transmission of the facsimile transmission by the sender and issuance by the transmitting machine of a confirmation slip confirming that the number of pages constituting the notice have been transmitted without error, or on the third business day following the date on which so mailed, except for a notice of change of address, which shall be effective only upon receipt thereof.

        5.6. Further Assurances. HNC and Retek shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments and take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any exhibit, document or other instrument delivered pursuant hereto.

        5.7. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same agreement. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all the parties reflected hereon as signatories.

        5.8. Governing Law. This Agreement and the transactions contemplated hereby shall be construed in accordance with, and governed by, the laws of the State of Delaware, without regard to its principles of conflicts of laws.

        5.9. Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof.

        5.10. Successors. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns. Nothing contained in this Agreement, express or implied, is intended to confer upon any other person or entity any benefits, rights or remedies.

        5.11. Specific Performance. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, it is agreed that they shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in the United States or any state thereof, in addition to any other remedy to which they may be entitled at law or equity.

        5.12 Dispute Resolution. Any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity hereof, or any transaction contemplated hereby, shall be resolved in accordance with the procedures set forth in Article VII of the Separation Agreement.

        5.13 Attorneys' Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including, without limitation, costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

        5.14 Jurisdiction and Venue. The parties hereto irrevocably consent to and agree that any litigation or other dispute resolution proceeding among the parties relating to this Agreement shall take place in San Diego, County, California. The parties hereby irrevocably consent to the personal jurisdiction or and the venue in the state and federal court within such county.

        5.14 Construction of Agreement. A reference to a Section will mean a
Section in this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Agreement which will be considered as a whole.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

HNC SOFTWARE INC.                        RETEK INC.

By:                                      By:
    ---------------------------------         ----------------------------------

Name:                                    Name:
    ---------------------------------         ----------------------------------

Title:                                   Title:
    ---------------------------------         ----------------------------------


                                         Solely for purposes of Section 4.5 and
                                         Article V

                                         RETEK INFORMATION SYSTEMS, INC.

                                         By:
                                              ----------------------------------

                                         Name:
                                              ----------------------------------

                                         Title:
                                              ----------------------------------

Attachments

Exhibit "1" - Letter of Mr. Buchanan

                                   EXHIBIT "1"

                              _______________, 1999

HNC Software Inc.                                Retek Inc.
5935 Cornerstone Court West                      Midwest Plaza
San Diego, CA  92121-3728                        801 Nicollet Mall, 11th Floor
Attn:  Chief Executive Officer                   Minneapolis, MN  55402
                                                 Attn:  Chief Financial Officer

               Re: Retek Board of Directors

Gentlemen:

        Reference is made to Section 4.3(b) of that certain Corporate Rights Agreement dated of even date herewith (the "CORPORATE RIGHTS AGREEMENT") among Retek Inc., a Delaware corporation ("RETEK"), HNC Software Inc., a Delaware corporation ("HNC") and Retek Information Systems, Inc., a Delaware corporation. All capitalized terms used but not defined in this letter will have the meanings given to such terms in the Corporate Rights Agreement.

        In order to induce HNC to enter into the Corporate Rights Agreement and the Separation Agreement, I hereby agree with HNC and Retek that if, at any time prior to the Cutoff Date (as defined below), I cease for any reason to be the Chief Executive Officer of Retek, then I will immediately tender my written resignation from the Board of Directors of Retek if and when I am requested to do so in writing by HNC or by the persons who are then a majority of the members of the Board of Directors of Retek. As used in this letter, the term "CUTOFF DATE" means the date and time on which the provisions of Article IV of the Corporate Rights Agreement terminate pursuant to the provisions of Section 4.11 of the Corporate Rights Agreement.

                                                   Sincerely,

                                                   John Buchanan